Exhibit 99.1

Hillenbrand Reports Fourth Quarter and Fiscal Year 2018 Results and Introduces 2019 Guidance

Fiscal Fourth Quarter 2018 Highlights:

•	Record quarterly revenue of $475 million increased 7% over prior year driven primarily by Process Equipment Group revenue growth of 12%

•	Net income grew 16% to $45 million year over year; adjusted EBITDA of $81 million was down 1%

•	GAAP EPS of $0.70 increased 17%, and adjusted EPS of $0.67 increased 8% vs. prior year

•	Order backlog grew 29% year over year to a record level of $815 million

•	Cash flow from operations of $92 million decreased $51 million compared to prior year driven primarily by changes in working capital

Fiscal Year 2018 Highlights and 2019 Guidance:

•	Revenue of $1.77 billion increased 11% over prior year driven primarily by Process Equipment Group revenue growth of 19%

•	Net income of $77 million decreased 39% compared to prior year largely due to impairment charges recorded in the second quarter; adjusted EBITDA grew 5% to $294 million

•	GAAP EPS of $1.20 decreased 39% largely due to impairment charges recorded in the second quarter; adjusted EPS of $2.43 increased 15% year over year

•	Record cash flow from operations of $248 million

•	Fiscal 2019 guidance: GAAP EPS expected to be $2.40 to $2.55; adjusted EPS expected to be $2.45 to $2.60

BATESVILLE, Ind., November 13, 2018 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the fourth quarter, and full fiscal year, of 2018, which ended September 30, 2018.

Fourth Quarter Results
Revenue of $475 million grew 7% compared to the prior year, including 1% of negative foreign currency impact. The growth was driven primarily by an increase of 12% in the Process Equipment Group, partially offset by a decrease of 2% in the Batesville segment. Net income increased $6 million to $45 million, or $0.70 per share, and adjusted net income increased $3 million to $43 million, or $0.67 per share.

Adjusted EBITDA decreased 1% from the prior year to $81 million, and adjusted EBITDA margin of 17.1% was lower by 140 basis points primarily driven by product mix and cost inflation, which were partially offset by pricing and productivity improvements. Hillenbrand generated cash flow from operations of $92 million in the fourth quarter.

“We finished the year with solid financial results, highlighted by record revenue, record earnings per share, and record backlog. The Process Equipment Group team continues to execute on our strategy and delivered strong top line growth while improving margins in the segment for the fifth consecutive year. Batesville worked through a number of challenges to deliver improved free cash flow despite lower revenue and earnings,” said Joe A. Raver, President and Chief Executive Officer of Hillenbrand.

Process Equipment Group
Process Equipment Group revenue of $339 million grew 12% over prior year, including 2% negative foreign currency impact. Revenue growth was primarily driven by continued demand for large systems projects for plastics production. Adjusted EBITDA margin of 18.3% decreased 60 basis points, due to the increased proportion of lower margin, large systems projects, partially offset by pricing and productivity improvements. Order backlog increased for the eighth consecutive quarter, growing to a record $815 million at the end of the fourth quarter, 29% higher than the prior year. Backlog increased 4% sequentially mainly driven by plastics projects.

Batesville

Batesville revenue of $136 million was 2% lower than the prior year as a result of lower demand for burial caskets, primarily due to what is estimated to be an increased rate at which families opted for cremation. Adjusted EBITDA margin of 21.1% was 380 basis points lower than the prior year mainly driven by cost inflation and lower volume, partially offset by productivity gains.

Fiscal Year 2018 Results
Hillenbrand’s revenue of $1.77 billion for fiscal 2018 increased 11%, including 3% favorable foreign currency impact. Demand for plastics projects remained strong throughout the year, and the screening and separating business grew with increased demand for equipment that processes proppants for hydraulic fracturing. In addition, the Process Equipment Group generated strong growth in revenue from aftermarket parts and service. The growth in the Process Equipment Group was partially offset by lower demand in the Batesville segment. Process Equipment Group revenue of $1.2 billion increased 19%, including 4% favorable foreign currency impact, and Batesville revenue of $551 million was down 2% for the year.

Net income of $77 million decreased 39% resulting in earnings per share of $1.20. The decrease was mainly driven by non-cash goodwill and trade name impairment charges of $63 million, or $0.98 per share, taken in the second quarter. On an adjusted basis, net income increased 15% to $155 million or $2.43 per share. Adjusted EBITDA increased 5% to $294 million and, as a percentage of revenue, was 16.6%, 110 basis points lower than the prior year. The lower adjusted EBITDA margin was primarily driven by cost inflation, lower volume, and supply chain inefficiencies in the Batesville segment, partially offset by productivity and pricing gains supported by the Hillenbrand Operating Model. Process Equipment Group adjusted EBITDA margin improved by 40 basis points, marking the fifth consecutive year of margin expansion in the segment. Full year operating cash flow was a record $248 million, $2 million higher than the prior year. Free cash flow exceeded 100% of net income for the year.

Hillenbrand’s effective tax rate was 44.6% in 2018 compared to 31.8% in 2017, primarily as a result of the nondeductible portion of the impairment charges recorded in the second quarter and tax reform. The adjusted effective tax rate was 25.9% compared to 32.1% in 2017 driven largely by tax reform.

Raver continued, “We are in a good position as we start a new fiscal year, and our teams are focused on executing our strategy. Looking ahead, we expect continued organic growth and margin expansion in the Process Equipment Group as we leverage the Hillenbrand Operating Model to drive profitable growth. We are determined to offset cost pressure with strategic pricing and productivity initiatives across the business. We remain committed to our vision of transforming Hillenbrand into a world-class global diversified industrial company and creating long-term shareholder value.”

Fiscal 2019 Guidance
Hillenbrand introduces 2019 guidance:

Financial Target	Fiscal 2019 Guidance
Total Revenue Growth	1% - 3%
PEG Revenue Growth	3% - 5%
Batesville Revenue Growth	Down 1% - 3%
GAAP EPS	$2.40 - $2.55
Adjusted EPS	$2.45 - $2.60

Conference Call Information
Date/Time: 8:00 a.m. ET, Wednesday, November 14, 2018
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 2560919
Webcast link: https://ir.hillenbrand.com (archived through Friday, December 14, 2018)

Replay - Conference Call
Date/Time: Available until midnight ET, Friday, November 30, 2018
Replay ID number: 2560919
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and will be available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude impairment charges, expenses associated with business acquisition, development, and integration, and restructuring and restructuring related charges. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish our relative market leadership position in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the Company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 36 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, great professional opportunities for our employees, and to be responsible to our communities through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net revenue	$474.7	$442.9	$1,770.1	$1,590.2
Cost of goods sold	310.5	284.9	1,127.2	998.9
Gross profit	164.2	164.3	642.9	591.3
Operating expenses	93.0	89.7	378.9	344.4
Amortization expense	7.5	7.5	30.2	29.2
Impairment charge	—	—	63.4	—
Interest expense	5.5	6.3	23.3	25.2
Other (expense) income, net	1.8	(1.2)	(0.6)	(4.2)
Income before income taxes	60.0	59.6	146.5	188.3
Income tax expense	12.8	21.7	65.3	59.9
Consolidated net income	47.2	37.9	81.2	128.4
Less: Net income attributable to noncontrolling interests	2.7	(0.3)	4.6	2.2
Net income(1)	$44.5	$38.2	$76.6	$126.2

Net income(1) — per share of common stock:
Basic earnings per share	$0.71	$0.60	$1.21	$1.99
Diluted earnings per share	$0.70	$0.60	$1.20	$1.97
Weighted average shares outstanding (basic)	62.7	63.4	63.1	63.6
Weighted average shares outstanding (diluted)	63.6	63.9	63.8	64.0

Cash dividends per share	$0.2075	$0.2050	$0.8300	$0.8200

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Twelve Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$248.3	$246.2
Net cash used in investing activities	(23.1)	(13.5)
Net cash used in financing activities	(232.5)	(215.1)
Effect of exchange rate changes on cash and cash equivalents	(2.7)	(3.6)
Net cash flows	(10.0)	14.0

Cash and cash equivalents:
At beginning of period	66.0	52.0
At end of period	$56.0	$66.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Net income(1)	$44.5	$38.2	$76.6	$126.2
Impairment charge	—	—	63.4	—
Restructuring and restructuring related	0.8	2.1	2.5	12.3
Business acquisition, development, and integration	0.9	0.1	3.5	1.1
Tax Act(2)	(2.9)	—	12.2	—
Tax effect of adjustments	(0.6)	(0.7)	(2.9)	(4.8)
Adjusted Net Income(1)	$42.7	$39.7	$155.3	$134.8

Diluted EPS	$0.70	$0.60	$1.20	$1.97
Impairment charge	—	—	0.99	—
Restructuring and restructuring related	0.01	0.03	0.04	0.19
Business acquisition, development, and integration	0.02	—	0.06	0.02
Tax Act(2)	(0.05)	—	0.19	—
Tax effect of adjustments	(0.01)	(0.01)	(0.05)	(0.07)
Adjusted Diluted EPS	$0.67	$0.62	$2.43	$2.11

[1] Net income attributable to Hillenbrand
[2] The revaluation of the deferred tax balances and the tax on unremitted foreign earnings

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2018	2017	2018	2017
Adjusted EBITDA:
Process Equipment Group	$62.1	$57.4	$215.8	$177.7
Batesville	28.7	34.7	120.8	141.9
Corporate	(9.4)	(10.1)	(42.3)	(38.6)
Less:
Interest income	(0.3)	(0.4)	(1.4)	(0.9)
Interest expense	5.5	6.3	23.3	25.2
Income tax expense	12.8	21.7	65.3	59.9
Depreciation and amortization	14.5	14.5	56.5	56.6
Impairment charge	—	—	63.4	—
Business acquisition, development, and integration	0.9	0.1	3.5	1.1
Restructuring and restructuring related	0.8	1.9	2.5	10.7
Consolidated net income	$47.2	$37.9	$81.2	$128.4

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2018, filed with the Securities and Exchange Commission on November 13, 2018. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com